Exhibit 99.3

Polycom, Inc.
Consolidated Financial Statements
December 31, 2015
(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Polycom, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Polycom, Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.   These financials statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.   We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
February 29, 2016

POLYCOM, INC.
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share data)

December 31,
2015
ASSETS
Current assets
Cash and cash equivalents	$435,093
Short-term investments	184,242
Trade receivables, net	187,888
Inventories	89,392
Prepaid expenses and other current assets	52,852
Total current assets	949,467
Property and equipment, net	101,853
Long-term investments	46,484
Goodwill	558,775
Purchased intangibles, net	14,065
Deferred taxes	89,865
Other assets	21,738
Total assets	$1,782,247
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$73,472
Accrued payroll and related liabilities	38,781
Taxes payable	4,342
Deferred revenue	170,559
Current portion of long-term debt	5,717
Other accrued liabilities	85,095
Total current liabilities	377,966
Long-term deferred revenue	86,191
Taxes payable	9,983
Deferred taxes	135
Long-term debt	228,799
Other non-current liabilities	25,964
Total liabilities	729,038
Commitments and contingencies (Note 12)
Stockholders' equity
Common stock, $0.0005 par value; authorized: 350,000,000 shares; issued and outstanding: 132,665,165 shares	66
Additional paid-in capital	1,167,701
Accumulated deficit	(113,355)
Accumulated other comprehensive (loss) income	(1,203)
Total stockholders' equity	1,053,209
Total liabilities and stockholders' equity	$1,782,247
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

Year Ended December 31,
2015
Revenues:
Product revenues	$893,762
Service revenues	373,463
Total revenues	1,267,225
Cost of revenues:
Cost of product revenues	390,618
Cost of service revenues	137,854
Total cost of revenues	528,472
Gross profit	738,753
Operating expenses:
Sales and marketing	349,732
Research and development	191,456
General and administrative	88,626
Amortization of purchased intangibles	9,495
Restructuring costs	11,096
Transaction-related costs	574
Total operating expenses	650,979
Operating income	87,774
Interest and other income (expense), net
Interest expense	(6,131)
Other income (expense), net	4,276
Interest and other income (expense), net	(1,855)
Income before provision for income taxes	85,919
Provision for income taxes	15,944
Net income	$69,975
Basic net income per share:
Net income per share	$0.52
Diluted net income per share:
Net income per share	$0.51
Number of shares used in computation of net income per share:
Basic	133,581
Diluted	137,394
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

Year Ended December 31,
2015
Net income	$69,975
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(3,744)
Unrealized gains/losses on investments:
Unrealized holding gains (losses) arising during the period	(159)
Net gains (losses) reclassified into earnings	14
Net unrealized gains (losses) on investments	(145)
Unrealized gains/losses on hedging securities:
Unrealized hedge gains arising during the period	4,954
Net (gains) losses reclassified into earnings for revenue hedges	(14,028)
Net (gains) losses reclassified into earnings for expense hedges	7,649
Net unrealized gains (losses) on hedging securities	(1,425)
Other comprehensive income (loss)	(5,314)
Comprehensive income (loss)	$64,661
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Capital	(Loss) Income	Deficit	Total
Balances, December 31, 2014	135,204,948	$68	$1,155,829	$4,111	$(136,275)	$1,023,733
Net income	—	—	—	—	69,975	69,975
Other comprehensive loss	—	—	—	(5,314)	—	(5,314)
Issuance of vested performance shares and restricted stock units	3,452,569	1	(1)	—	—	—
Exercise of stock options under stock option plan	53,219	—	620	—	—	620
Shares purchased under employee stock purchase plan	2,150,586	1	21,258	—	—	21,259
Purchase and retirement of common stock at cost	(8,196,157)	(4)	(58,229)	—	(47,055)	(105,288)
Stock-based compensation	—	—	45,572	—	—	45,572
Tax expense for stock-based award activity	—	—	2,652	—	—	2,652
Balances, December 31, 2015	132,665,165	$66	$1,167,701	$(1,203)	$(113,355)	$1,053,209

The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended December 31,
2015
Cash flows from operating activities:
Net income	$69,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,682
Amortization of purchased intangibles	10,502
Amortization of capitalized software development costs for products to be sold	3,102
Amortization of debt issuance costs	532
Amortization of discounts and premiums on investments, net	2,095
Write-down of excess and obsolete inventories	12,112
Stock-based compensation expense	45,139
Excess tax benefits from stock-based compensation expense	(4,431)
Loss on disposal of property and equipment	1,252
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(19,022)
Inventories	(1,677)
Deferred taxes	(6,193)
Prepaid expenses and other assets	8,947
Accounts payable	(31,470)
Taxes payable	10,465
Other accrued liabilities and deferred revenue	(33,461)
Net cash provided by operating activities	119,549
Cash flows from investing activities:
Purchases of property and equipment	(47,562)
Capitalized software development costs for products to be sold	(5,144)
Purchases of investments	(247,303)
Proceeds from sales of investments	18,589
Proceeds from maturities of investments	240,684
Net cash used in investing activities	(40,736)
Cash flows from financing activities:
Proceeds from issuance of common stock under employee option and stock purchase plans	21,879
Payments on debt	(6,250)
Purchase and retirement of common stock under share purchase plan	(89,953)
Purchase and retirement of common stock for tax withholdings on vesting of employee stock-based awards	(15,335)
Excess tax benefits from stock-based compensation expense	4,431
Net cash used in financing activities	(85,228)
Effect of exchange rate changes on cash and cash equivalents	(1,624)
Net decrease in cash and cash equivalents	(8,039)
Cash and cash equivalents, beginning of year	443,132
Cash and cash equivalents, end of year	$435,093
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$5,498
Cash paid for income taxes	$7,353
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

Polycom, Inc. (“Polycom” or “the Company”) is a leading global provider of high-quality, easy-to-use collaboration solutions that enable enterprise, government, education and healthcare customers to more effectively collaborate over distance, time zones and organizational boundaries. The Company’s solutions are built on architectures that enable unified video, voice and content communications.

Polycom was incorporated in the state of Delaware in December 1990 and traded on the NASDAQ Global Select Market under the ticker symbol “PLCM”.

Principles of Accounting and Consolidation

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

Investments are classified as short-term or long-term based on their remaining maturities. The Company’s short-term and long-term investments as of December 31, 2015 are comprised of U.S. and non-U.S. government securities, U.S. government agency securities and corporate debt securities. All investments are held in the Company’s name at a limited number of major financial institutions. At December 31, 2015, all of the Company’s investments were classified as available-for-sale and unrealized gains and losses on investments are recorded as a separate component of “Accumulated other comprehensive (loss) income” in the Consolidated Statement of Stockholders’ Equity. The Company reviews the individual securities in its portfolio to determine whether a decline in a security’s fair value below the amortized cost basis is other-than-temporary. If the decline in fair value is considered to be other-than-temporary, the cost basis of the individual security is written down to its fair value as a new cost basis. If the investments are sold at a loss or are considered to have other-than-temporarily declined in value, the amount of the loss or write-down is accounted for as a realized loss and included in earnings. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in “Interest and other income (expense), net” in the Consolidated Statement of Operations.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company regularly performs credit evaluations of its customers' financial condition and considers factors such as historical experience, credit quality, age of the accounts receivable balances, and geographic or country-specific risks and economic conditions that may affect a customer's ability to pay. The allowance for doubtful accounts is reviewed quarterly and adjusted if necessary based on the Company's assessment of its customer’s ability to pay.

Inventories

Inventories are valued at the lower of cost or market with cost computed on a first-in, first-out (FIFO) basis. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value. The Company records write-downs for excess and obsolete inventory equal to the difference between the carrying value of inventory and the estimated future selling price based upon assumptions about future product life-cycles, product demand and market conditions. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally from one to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the related assets, typically three to thirteen years. Disposals of capital equipment are recorded by removing the costs and accumulated depreciation from the accounts and gains or losses on disposals are included in “Interest and other income (expense), net” in the Consolidated Statement of Operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is regularly reviewed for potential impairment. The Company reviews goodwill for impairment annually during the fourth quarter of each calendar year, or whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. The Company performs an initial qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after the initial qualitative assessment, the Company determines that it is more likely than not that the fair value of the reporting unit exceeds its carrying value and there is no indication of impairment, no further testing is performed; however, if the Company concludes otherwise, then the Company is required to perform a two-step impairment test to assess if a potential impairment has occurred and measure an impairment loss, if any. For further discussion of goodwill and its impairment review, see Note 5.

Long-Lived Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from several months to six years. Purchased intangible assets determined to have indefinite useful lives are not amortized. Long-lived assets, including purchased intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset or group of assets and their eventual disposition. The Company periodically assesses the remaining useful lives of long-lived assets. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell.

Warranty

The Company provides for the estimated costs of product warranties at the time revenue is recognized. The specific terms and conditions of those warranties vary depending upon the product sold. In the case of hardware products, warranties generally start from the delivery date and continue for one year. Software products generally carry a 90-day warranty from the date of purchase. The Company’s liability under warranties on software products is to provide a corrected copy of any portion of the software found not to be in substantial compliance with the agreed upon specifications. Factors that affect the Company’s warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. The Company assesses the adequacy of the recorded warranty liabilities every quarter and makes adjustments to the liability if necessary.

Deferred Services Revenue

The Company offers maintenance contracts for sale on most of its products which allow for customers to receive maintenance support in addition to the contractual product warranty. The Company also provides managed services to its customers under contractual arrangements. The Company recognizes the maintenance and managed services revenues from these contracts over the life of the service contract.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have transferred, product payment is not contingent upon performance of installation or service obligations, the price is fixed or determinable, and collectability is reasonably assured. Additionally, the Company recognizes maintenance service revenues on its hardware and software products ratably over the service periods of one to five years, and other services upon the completion of implementation or professional services provided.

Most of the Company’s products are integrated with software that is essential to the functionality of the equipment. Additionally, the Company provides unspecified software upgrades and enhancements related to most of these products through maintenance contracts.

A multiple-element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. The Company allocates revenue to each element in a multiple-element arrangement based upon the relative selling price of each deliverable. When applying the relative selling price method, the Company determines the selling price for each deliverable using vendor specific objective evidence (“VSOE”) of selling price, if it exists, or third party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, the Company uses its best estimate of selling price (“ESP”) for that deliverable. Revenue allocated to each element is then recognized when the other revenue recognition criteria are met for each element.

VSOE is established based on the Company’s standard pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range.

When VSOE cannot be established, the Company attempts to establish the selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately.

When the Company is unable to establish the selling price using VSOE or TPE, the Company uses ESP in its allocation of revenue for the arrangement. ESP represents the price at which the Company would transact a sale if the element were sold on a stand-alone basis. The Company determines ESP for a product by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, and pricing practices. The determination of ESP is made based on review of historical sales price, taking into consideration the Company’s go-to-market strategy. Generally, the Company uses historical net selling prices to establish ESP. The Company regularly reviews its basis for establishing VSOE, TPE and ESP.

Sales Returns, Channel Partner Programs and Incentives

The Company’s contracts generally do not provide for a right of return on any of its products. However, some of the contracts with our distributors contain stock rotation rights. The Company records an estimate of future returns based upon these contractual rights and its historical returns experience. The Company records estimated reductions to revenues for channel partner programs and incentive offerings including special pricing agreements, promotions and other volume-based incentives. The Company also accrues for joint marketing funds as a marketing expense if the Company receives a separable and identifiable benefit in exchange and can reasonably estimate the fair value of the identifiable benefit received; otherwise, it is recorded as a reduction to revenues.

Research and Development and Software Development Costs

The Company expenses research and development costs as incurred.

Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred. Eligible and material software development costs are capitalized upon the establishment of technological feasibility and before the general availability of such software products, including direct labor and related overhead costs, as well as stock-based compensation. The Company has defined technological feasibility as the establishment of a working model, which typically occurs when beta testing commences. The Company capitalized approximately $5.6 million of development costs in 2015 for software products to be marketed or sold to customers.  The capitalized costs are included in “Other assets” in the Company’s Consolidated Balance Sheet and are being amortized on a product-by-product basis using the straight-line method over the estimated product life, generally three years, or on the ratio of current revenues to total projected product revenues, whichever is greater. Management believes that the capitalized software costs will be recoverable from future gross profits generated by these products.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2015 was $13.6 million.

Income Taxes

The Company accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized.

The Company recognizes and measures benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a quarterly basis. Evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in income tax expense in the period in which the change is made, which could have a material impact on the Company’s effective tax rate and operating results. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Foreign Currency Translation

Assets and liabilities of non-U.S subsidiaries, where the local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates in effect during the period. The resulting translation adjustments are directly recorded to a separate component of “Accumulated other comprehensive (loss) income” on the Consolidated Balance Sheets. Foreign exchange transaction gains and losses from the remeasurement of non-functional currency denominated assets and liabilities are included in the Company’s Consolidated Statement of Operations as part of “Interest and other income (expense), net”.

The following table sets forth the change of foreign currency translation adjustments during the reporting period and the balance as of December 31 (in thousands):

2015
Beginning balance	$2,797
Foreign currency translation adjustments	(3,744)
Ending balance	$(947)

Derivative Instruments

The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated and qualifying as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a separate component of “Accumulated other comprehensive income” in the Consolidated Statement of Stockholders’ Equity and is subsequently reclassified into earnings when the hedged exposure affects earnings. The excluded and ineffective portions of the gain or loss are reported in “Interest and other income (expense), net” on the Consolidated Statement of Operations, immediately. For derivative instruments that are not designated as cash flow hedges, changes in fair value are recognized in “Interest and other income (expense), net” on the Consolidated Statement of Operations in the period of change. The Company does not hold or issue derivative financial instruments for speculative trading purposes. The Company enters into derivatives only with counterparties that are among the largest U.S. banks, ranked by assets, in order to minimize its credit risk.

Share Repurchase and Treasury Shares

The Company periodically repurchases shares in the market at fair value. Treasury shares repurchased are recorded at cost as a reduction to Stockholders' equity. On retirement of the repurchased shares, Common stock is reduced by an amount equal to the number of shares being retired multiplied by the par value. The excess of the cost of treasury stock that is retired over its par value is allocated as a reduction between Accumulated deficit and Additional paid-in capital.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the additional dilution from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and unvested restricted stock units and performance shares. Potentially dilutive shares are excluded from the computation of diluted net income per share when their effect is antidilutive.

Fair Value Measurements
The Company has certain financial assets and liabilities recorded at fair value which have been classified as Level 1, 2 or 3 within the fair value hierarchy. Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices for similar assets in active markets, or identical or similar assets in inactive markets, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its marketable securities and foreign currency contracts.

The Company’s cash equivalents and investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using inputs such as quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of instruments valued based on quoted market prices for identical assets in active markets include money market funds. Such instruments are generally classified within Level 1 of the fair value hierarchy. The types of instruments valued based on other observable inputs include U.S. Treasury, other government agencies, and corporate debt securities. Such instruments are generally classified within Level 2 of the fair value hierarchy. Level 2 instruments are priced using quoted market prices for similar instruments or nonbinding market prices that are corroborated by observable market data.

The principal market where the Company executes its foreign currency contracts is the retail market in an over-the-counter environment with a relatively high level of price transparency. The Company’s foreign currency contracts valuation inputs are based on quoted prices and quoted pricing intervals from public data sources such as spot rates, interest rate differentials and credit default rates, which do not involve management judgment. These contracts are typically classified within Level 2 of the fair value hierarchy.

In addition, the Company has facilities-related liabilities related to restructuring which were calculated based on the discounted future lease payments less sublease assumptions. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820. The key assumptions used in the valuation model include discount rates, cash flow projections and estimated sublease income. These assumptions involve significant judgment, and are based on management’s estimate of current and forecasted market conditions and are sensitive and susceptible to change. The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable, and other current accrued liabilities approximate fair value due to their short-term maturities.

Stock-Based Compensation

The Company’s stock-based compensation programs consist of grants of stock-based awards to employees and non-employee directors, including stock options, restricted stock units and performance shares, as well as purchase rights pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”). Stock-based compensation expense based on the estimated fair value of these awards is charged to operations over the requisite service period, which is generally the vesting period, including the effect of forfeitures.

The fair value of stock option and ESPP awards is estimated at the grant date using the Black-Scholes option valuation model. The fair value of restricted stock units is based on the market value of the Company’s common stock on the date of grant. The fair value of a performance share with a market condition is estimated on the date of award, using a Monte Carlo simulation model to estimate the total return ranking of the Company’s stock in relation to the target index of peer companies over each performance period. Stock-based compensation cost on performance shares with a market condition is not adjusted for subsequent changes regardless of the level of ultimate vesting.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update which amends the current guidance related to accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The standard is effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2017. The Company is evaluating the impact of adopting this standard on its Consolidated Financial Statements and disclosures.

In November 2015, the FASB issued an accounting standard update which simplifies presentation of deferred income taxes in the balance sheet by requiring deferred tax liabilities and assets to be classified as noncurrent in lieu of current requirement of separating them into current and noncurrent classification. The standard is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The standard can be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company prospectively adopted the guidance in 2015 and it reclassified current deferred tax liabilities and assets to noncurrent on its December 31, 2015 Consolidated Balance Sheets.

In April 2015, the FASB issued an accounting standard update which provides guidance on whether a cloud computing arrangement includes a software license to a customer of such an arrangement. If a cloud computing arrangement includes a software license, a customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses, otherwise the customer should account for the arrangement as a service contract. The standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The standard can be applied prospectively to all arrangements entered into or materially modified after the effective date, or retrospectively. The Company prospectively adopted the guidance in 2015.

In April 2015, the FASB issued an accounting standard update which requires an entity to present debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The standard will be applied retrospectively to each prior period presented. The Company adopted the guidance in 2015, and it reclassified approximately $2.0 million of debt issuance costs related to the term loan as a deduction to the carrying amounts on its 2014 Consolidated Balance Sheets.

In May 2014, the FASB issued an accounting standard update which provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In August 2015, the FASB issued an accounting standard update to defer the effective date by one year to December 15, 2017 for interim and annual reporting periods beginning after that date and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. Companies may use either a full retrospective or a modified retrospective approach to adopt the standard. The Company is evaluating the potential effects of the adoption of this standard on its Consolidated Financial Statements.

3. Discontinued Operations

On December 4, 2012, the Company completed the disposition of the net assets of its enterprise wireless voice solutions (“EWS”) business to Mobile Devices Holdings, LLC, a Delaware limited liability corporation.   Additional cash consideration of up to $25.0 million is payable over the next two years subject to certain conditions, including meeting certain agreed-upon EBITDA-based milestones for fiscal 2015 and 2016. Such additional cash consideration will be accounted for as a gain on sale of discontinued operations, net of taxes, when it is realized or realizable.

4. Accounts Receivable Financing

The Company has a financing agreement with an unrelated third party financing company (the “Financing Agreement”) whereby the Company offers distributors and resellers direct or indirect financing on their purchases of the Company’s products and services. In return, the Company agrees to pay the financing company a fee based on a pre-defined percentage of the transaction amount financed. In certain instances, these financing arrangements result in a transfer of our receivables, without recourse, to the financing company. If the transaction meets the applicable criteria under Accounting Standards Codification (“ASC”) 860 and is accounted for as a sale of financial assets, the accounts receivable are excluded from the balance sheet upon the third party financing company’s payment remittance to the Company. In certain legal jurisdictions, the arrangement fees that involve maintenance services or products bundled with maintenance at one price do not qualify as a sale of financial assets in accordance with the authoritative guidance. Accordingly, accounts receivable related to these arrangements are accounted for as a secured borrowing in accordance with ASC 860, and the Company records a liability for any cash received, while maintaining the associated accounts receivable balance until the distributor or reseller remits payment to the third-party financing company.

In 2015, total transactions entered pursuant to the terms of the Financing Agreement were approximately $232.6 million, of which $139.4 million was related to the transfer of the financial assets arrangement. The financing of these receivables accelerated the collection of the Company’s cash and reduced its credit exposure. The amount due from the financing company as of December 31, 2015 was approximately $32.7 million, of which $22.1 million was related to the accounts receivable transferred, and is included in “Trade receivables” in the Company’s Consolidated Balance Sheet. Fees incurred pursuant to the Financing Agreement were approximately $3.4 million for the fiscal year ended December 31, 2015. Those fees were recorded as a reduction to revenues in the Company’s Consolidated Statement of Operations.

5. Goodwill, Purchased Intangibles, and Software Development Costs

Polycom’s business is organized around four major geographic theaters: North America, Caribbean and Latin America (“CALA”), Europe, Middle East and Africa (“EMEA”) and Asia Pacific (“APAC”), which are considered its reporting units.

In the fourth quarter of 2015, the Company performed the qualitative assessment for its four reporting units. For each reporting unit, the Company weighed the relative impact of factors that are specific to the reporting unit as well as industry and macroeconomic factors. The reporting unit specific factors that were considered included the results of the most recent impairment tests, as well as financial performance and changes to the reporting units’ carrying amounts since the most recent impairment tests. For the industry in which the reporting units operate, the Company considered growth projections from independent sources and significant developments or transactions within the industry during 2015, where applicable. The Company also determined that macroeconomic factors during 2015 did not have a significant impact on the discount rates and growth rates used for the valuation performed. Based on the qualitative assessment, the Company concluded that for the four reporting units, it was more likely than not that the fair value of each reporting unit exceeded its carrying amount and there was no indication of impairment. As a result, performing the two-step impairment test was unnecessary and that no impairment charge was recognized for 2015.

The following table summarizes the changes in carrying amount of goodwill in each of the Company’s segments for the period (in thousands):

	Segments
	Americas	EMEA	APAC	Total
Balance at December 31, 2014	308,159	101,882	149,190	559,231
Foreign currency translation	—	—	(456)	(456)
Balance at December 31, 2015	$308,159	$101,882	$148,734	$558,775

The following table sets forth details of the Company’s total purchased intangible assets and capitalized software development costs for products to be sold as of the following period (in thousands):

	December 31, 2015
	Gross Value	Accumulated Amortization & Impairment	Net Value
Core and developed technology	$81,178	$(80,945)	$233
Customer and partner relationships	79,525	(66,742)	12,783
Non-compete agreements	1,800	(1,700)	100
Trade name	3,400	(3,369)	31
Other	4,462	(4,462)	—
Finite-lived intangible assets	170,365	(157,218)	13,147
Indefinite-lived trade name	918	—	918
Total acquired intangible assets	$171,283	$(157,218)	$14,065
Capitalized software development costs for products to be sold	$12,993	$(5,002)	$7,991

The Company determined that a purchased trade name intangible of $0.9 million had an indefinite life as the Company expects to generate cash flows related to this asset indefinitely. No impairment charges related to the Company’s purchased intangible assets were recognized in the year ended December 31, 2015.

The following table summarizes amortization expense recorded in the period (in thousands):

Year Ended December 31,
2015
Amortization of purchased intangibles in revenues	$51
Amortization of purchased intangibles in cost of product revenues	956
Amortization of purchased intangibles in operating expenses	9,495
Total amortization expenses of purchased intangibles	$10,502

Amortization expense of purchased intangibles is not allocated to the Company’s operating segments.

The estimated future amortization expense of purchased intangible assets as of December 31, 2015 is as follows (in thousands):

Year ending December 31,	Amount
2016	$8,478
2017	4,669
2018	—
2019	—
2020	—
Total	$13,147

6. Balance Sheet Details

Trade receivables, net, consist of the following (in thousands):

December 31,
2015
Gross trade receivables	$242,911
Returns and other reserves	(52,000)
Allowance for doubtful accounts	(3,023)
Total	$187,888

Inventories consist of the following (in thousands):

December 31,
2015
Raw materials	$824
Work in process	117
Finished goods	88,451
Total	$89,392

Prepaid expenses and other current assets consist of the following (in thousands):

December 31,
2015
Non-trade receivables	$7,689
Prepaid expenses	33,174
Derivative assets	10,396
Other current assets	1,593
Total	$52,852

Property and equipment, net, consist of the following (in thousands):

		December 31,
	Estimated useful Life	2015
Computer equipment and software	3 to 5 years	$315,828
Equipment, furniture and fixtures	1 to 7 years	123,124
Tooling equipment	3 years	18,123
Leasehold improvements	3 to 13 years	59,962
Total gross property and equipment		517,037
Less: Accumulated depreciation and amortization		(415,184)
Total		$101,853

Deferred revenue consist of the following (in thousands):

December 31,
2015
Short-term:
Service	$165,594
License	4,965
Total	$170,559
Long-term:
Service	$82,598
License	3,593
Total	$86,191

Changes in the deferred service revenue in 2015 are as follows (in thousands):

Year Ended December 31,
2015
Balance at beginning of period	$257,280
Additions to deferred service revenue	331,876
Amortization of deferred service revenue	(340,964)
Balance at end of period	$248,192

Changes in the deferred license revenue in 2015 are as follows (in thousands):

Year Ended December 31,
2015
Balance at beginning of period	$5,524
Additions to deferred license revenue	5,706
Amortization of deferred license revenue	(2,672)
Balance at end of period	$8,558

Other current accrued liabilities consist of the following (in thousands):

December 31,
2015
Accrued expenses	$25,179
Accrued co-op expenses	2,670
Restructuring reserves	16,187
Warranty obligations	10,172
Derivative liabilities	6,031
Employee stock purchase plan withholdings	9,668
Other accrued liabilities	15,188
Total	$85,095

Changes in the warranty obligations in 2015 are as follows (in thousands):

Year Ended December 31,
2015
Balance at beginning of period	$11,613
Accruals for warranties issued during the period	12,444
Charges against warranty reserve during the period	(13,885)
Balance at end of period	$10,172

7. Restructuring Costs

In 2015, the Company recorded $11.1 million related to restructuring actions that included the elimination or relocation of various positions and the consolidation and elimination of certain facilities. These actions are generally intended to streamline and focus the Company’s efforts and more properly align the Company’s cost structure with its projected future revenue streams.

The following table summarizes the activity of the Company’s restructuring reserves (in thousands):

	Severance/Other	Facilities	Other	Total
Balance at December 31, 2014	$664	$40,909	$—	$41,573
Additions to the reserve, net	13,999	(5,268)	801	9,532
Interest accretion	—	1,564	—	1,564
Non-cash adjustments	—	(696)	—	(696)
Cash payments	(6,591)	(18,054)	—	(24,645)
Balance at December 31, 2015	$8,072	$18,455	$801	$27,328

During 2015, management initiated the reduction or elimination of certain leased facilities and the elimination of approximately 11 percent of the Company’s global workforce which is expected to be substantially complete by the third quarter of 2016. These actions were designed to improve its profitability by strategically investing in more accretive areas of the business and further leveraging its outsource partners, pursuant to the announcement in December 2015. As a result, in the fourth quarter of 2015, the Company recorded approximately $9.4 million of charges for severance and other one-time employee benefits for the individuals impacted.  The restructuring charges in 2015 also include approximately $4.6 million for severance payments for certain employees and approximately $2.7 million for facilities-related charges as part of discrete follow-on actions to previous restructuring actions, and adjustments of approximately $8.0 million related to a change in assumptions used in our facilities-related restructuring reserves estimate. Additions to the reserve include $1.6 million of deferred rent that was expensed in prior periods.

The Company expects the remaining charges related to these actions to be in the range of $13 million to $16 million, primarily related to its EMEA reportable segment. As of December 31, 2015, the restructuring reserve was primarily comprised of facilities-related liabilities. At the time the reserve is initially set up, the Company calculates the fair value of its facilities-related liabilities based on the discounted future lease payments less sublease assumptions. To the extent that actual sublease income, the timing of subleasing the facility, or the associated cost of, or the recorded liability related to subleasing or terminating the Company’s lease obligations for these facilities is different than initial estimates, the Company adjusts its restructuring reserves in the period during which such information becomes known. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820.

8. Debt

In September 2013, the Company entered into a Credit Agreement (the “Credit Agreement”) that provides for a $250.0 million term loan (the “Term Loan”) maturing on September 13, 2018 (the “Maturity Date”), which bears interest at the Company’s option at either a base rate plus a spread of 0.50% to 1.00%, or a reserve adjusted LIBOR rate plus a spread of 1.50% to 2.00% based on the Company’s consolidated leverage ratio for the preceding four fiscal quarters.

The Company entered into the Credit Agreement in conjunction with and for purposes of funding purchases of the Company’s common stock pursuant to a $250.0 million modified “Dutch Auction” self-tender offer announced in September 2013. The Term Loan is payable in quarterly installments of principal equal to approximately $1.6 million which began on December 31, 2013, with the remaining outstanding principal amount of the Term Loan being due and payable on the Maturity Date. The Company may prepay the Term Loan, in whole or in part, at any time without premium or penalty. Amounts repaid or prepaid may not be borrowed again. The Term Loan is secured by substantially all the assets of the Company and certain domestic subsidiaries of the Company that are guarantors under the Credit Agreement, subject to certain exceptions and limitations.

The Credit Agreement contains customary affirmative and negative covenants, and financial covenants consisting of a consolidated fixed charge coverage ratio and a consolidated secured leverage ratio. The Company was in compliance with these covenants as of December 31, 2015. The Credit Agreement also includes customary events of default, the occurrence of which could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

At December 31, 2015, the weighted average interest rate on the Term Loan was 2.3%, the accrued interest on the Term Loan was $0.6 million, and the current and noncurrent portion of the outstanding Term Loan was $5.7 million and $228.8 million, net of unamortized debt issuance costs of $0.5 million and $0.9 million, respectively.

The following table summarizes interest expense recognized related to the Term Loan for the period presented (in thousands):

Year Ended December 31,
2015
Contractual interest expense	$5,246
Amortization of debt issuance costs	532
Total	$5,778

As of December 31, 2015, future principal payments for long-term debt, including the current portion, are summarized as follows (in thousands):

Year Ending December 31,	Amount
2016	$6,250
2017	6,250
2018	223,438
2019	—
2020	—
Thereafter	—
Total	$235,938

9. Investments

The Company had cash and cash equivalents of $435.1 million at December 31, 2015. Cash and cash equivalents generally consist of cash in banks, as well as highly liquid investments in money market funds, time deposits, savings accounts, commercial paper, and corporate debt securities.

The Company’s U.S. government securities are mostly comprised of direct U.S. Treasury obligations that are guaranteed by the U.S. government and U.S. government agency securities that are mostly comprised of U.S. government agency instruments, including mortgage-backed securities. The Company’s non-U.S. government securities are mostly comprised of non-U.S. government instruments, including state, municipal and foreign government securities. To ensure that the investment portfolio is sufficiently diversified, the Company’s investment policy requires that a certain percentage of the Company’s portfolio be invested in these types of securities.

The Company’s corporate debt securities are comprised of publicly-traded domestic and foreign corporate debt securities. The Company does not purchase auction rate securities, and investments are in instruments that meet high quality credit rating standards, as specified in the Company’s investment policy guidelines. These guidelines also limit the amount of credit exposure to any one issuer or type of instrument.

At December 31, 2015, the Company’s long-term investments had contractual maturities of one to two years.

In addition, the Company has short-term and long-term investments in debt securities which are summarized as follows (in thousands):

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Balances at December 31, 2015:
Investments-Short-term:
U.S. government securities	$49,036	$4	$(45)	$48,995
U.S. government agency securities	67,723	1	(30)	67,694
Non-U.S. government securities	7,303	—	(1)	7,302
Corporate debt securities	60,290	1	(40)	60,251
Total investments - short-term	$184,352	$6	$(116)	$184,242
Investments-Long-term:
U.S. government securities	$8,058	$—	$(14)	$8,044
U.S. government agency securities	14,510	—	(48)	14,462
Corporate debt securities	24,056	2	(80)	23,978
Total investments - long-term	$46,624	$2	$(142)	$46,484

Unrealized Losses

The following table summarizes the fair value and gross unrealized losses of the Company’s investments, including investments categorized as cash equivalents, with unrealized losses, aggregated by type of investment instrument and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2015:
U.S. government securities	$48,445	$(59)	$—	$—	$48,445	$(59)
U.S. government agency securities	71,861	(78)	—	—	71,861	(78)
Non-U.S. government securities	5,001	(1)	—	—	5,001	(1)
Corporate debt securities	52,571	(120)	—	—	52,571	(120)
Total investments	$177,878	$(258)	$—	$—	$177,878	$(258)

In 2015, there were no investments in the Company’s portfolio that were other-than temporarily impaired and the Company did not incur any material realized net gains or losses in the year ended December 31, 2015.

10. Fair Value Measurements

The tables below set forth the Company’s recurring fair value measurements for the period presented (in thousands):

		Fair Value Measurements at December 31, 2015 Using
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
		(Level 1)	(Level 2)
Assets:
Fixed income available-for-sale securities
Cash and cash equivalents
Money market funds	$10,313	$10,313	$—
Non-U.S. government securities	975	—	975
Corporate debt securities	19,799	—	19,799
Short-term investments	184,242	—	184,242
Long-term investments	46,484	—	46,484
Total fixed income available-for-sale securities	$261,813	$10,313	$251,500

Foreign currency forward contracts (a)	$10,396	$—	$10,396
Liabilities:
Foreign currency forward contracts (b)	$6,031	$—	$6,031

(a)	Included in short-term derivative asset as “Prepaid expenses and other current assets” in the Consolidated Balance Sheets.
(b)	Included in short-term derivative liability as "Other accrued liabilities" in the Consolidated Balance Sheets.

There have been no transfers between Level 1 and Level 2 in 2015. There were no investments classified as Level 3 as of December 31, 2015.

In addition, the Company has facilities-related liabilities related to restructuring which were calculated based on the discounted future lease payments less sublease assumptions. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820. See Note 7 Restructuring Costs for further details.

The Company’s Term Loan under its Credit Agreement is classified within Level 2 instruments as the borrowings are not actively traded and have a variable interest rate structure based upon market rates currently available to the Company for debt with similar terms and maturities. The Company has elected not to record its Term Loan at fair value, but has measured it at fair value for disclosure purpose. At December 31, 2015, the estimated fair value of the Term Loan, using observable market inputs, was approximately $226.5 million.

11. Business Risks and Credit Concentration

The Company sells products and services which serve the communications equipment market globally. Substantially all of the Company’s revenues are derived from sales of its products and their related services. A substantial majority of the Company’s revenue is from value-added resellers, distributors and service providers. In 2015, one channel partner, ScanSource Communications (“ScanSource”), accounted for 20% of the Company’s total revenues.

The Company subcontracts the manufacture of most of its products to Celestica Inc. (“Celestica”), Askey Computer Corporation (“Askey”), Foxconn Technology Group (“Foxconn”), Pegatron Corporation (“Pegatron”), and VTech Holding Ltd. (“VTech”), which are all third-party contract manufacturers. The Company uses Celestica’s facilities in Thailand and Laos, and Askey’s, Foxconn’s, Pegatron’s, and VTech’s facilities in China and should there be any disruption in services due to natural disaster, terrorist acts, quarantines or other disruptions associated with infectious diseases, or economic or political difficulties in any of these countries or in Asia or for any other reason, such disruption would harm its business and results of operations. The Company relies on a limited number of third-party contract manufacturers and suppliers to provide manufacturing services for its products. Substantially all of the Company’s video products are manufactured in Celestica’s facilities in Thailand and Laos. All of the Company’s other third party contract manufacturers supply products out of facilities in China. While the Company has begun to develop secondary manufacturing sources for certain products, currently the manufacture and supply of a substantial portion of its products is essentially sole-sourced from Celestica. Although the Company works closely with all its third- party contract manufacturing partners on manufacturing schedules, its future operating results could be adversely affected if a contract manufacturer or supplier were unable to meet their production commitments for any reason. Moreover, any incapacitation of any of the Company’s or its subcontractors’ manufacturing sites, due to destruction, natural disaster or similar events could result in a loss of product inventory. As a result of any of the foregoing, the Company may not be able to meet demand for its products, which could negatively affect revenues in the quarter of the disruption or longer depending upon the magnitude of the event, and could harm its reputation.

The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses. The Company’s credit risk may increase with the expansion of Polycom’s product offerings as customers place larger orders for initial stocking orders and its growth in emerging markets. There can be no assurance that the Company’s credit loss experience will remain at or near historical levels. At December 31, 2015, one customer, ScanSource, accounted for 20% of total gross accounts receivable.

The Company is dependent in part on its continued ability to hire, assimilate and retain highly qualified management personnel.   Changes to its global organization and changes in key management personnel could cause disruption to the business and have a negative impact on the Company’s operating results while the operational areas are in transition.

The Company has purchased licenses for technology incorporated in its products. The value of these long-term assets is monitored for any impairment and if it is determined that a write-down is necessary, this charge could have a material adverse effect on the Company’s consolidated financial statements. There were no such charges in 2015.

12. Commitments and Contingencies

Litigation and SEC Investigation

From time to time, the Company is involved in claims and legal proceedings that arise in the ordinary course of business. The Company expects that the number and significance of these matters will increase as its business expands. In particular, the Company faces an increasing number of patent and other intellectual property claims as the number of products and competitors in Polycom’s industry grows and the functionality of video, voice, data and web conferencing products overlap. Any claims or proceedings against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require the Company to enter into royalty or licensing agreements which, if required, may not be available on terms favorable to the Company or at all. If management believes that a loss arising from these matters is probable and can be reasonably estimated, the Company will record a reserve for the loss. As additional information becomes available, any potential liability related to these matters is assessed and the estimates revised. Based on currently available information, management does not believe that the ultimate outcomes of these unresolved matters, individually and in the aggregate, are likely to have a material adverse effect on the Company’s consolidated financial statements. However, litigation is subject to inherent uncertainties, and the Company’s view of these matters may change in the future. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s consolidated financial statements for the period in which the unfavorable outcome occurs or becomes probable, and potentially in future periods.

In 2015, we did not incur any litigation reserves and payments related to on-going litigation matters.

On July 23, 2013, the Company announced that Andrew M. Miller had resigned from the positions of Chief Executive Officer and President of Polycom and from Polycom’s Board of Directors. The Company disclosed that Mr. Miller’s resignation came after a review by the Audit Committee of certain expense submissions by Mr. Miller, where the Audit Committee found certain irregularities in the submissions, for which Mr. Miller had accepted responsibility. Specifically, the Audit Committee determined that Mr. Miller improperly submitted personal expenses to Polycom for payment as business expenses and, in doing so, submitted to Polycom false information about the nature and purpose of expenses.

SEC Investigation. As previously disclosed, the Company has been cooperating with the Enforcement Staff of the Securities and Exchange Commission (“SEC”) in connection with its investigation focused on Mr. Miller's expenses and his resignation. On March 31, 2015 the Company entered into a settlement with the SEC. Under the terms of the settlement in which the Company did not admit or deny the SEC’s findings, the Company paid $750,000 in a civil penalty, and agreed not to commit or cause any violations of certain provisions of the Securities Exchange Act of 1934 and related rules.

Class Action Lawsuit. On July 26, 2013, a purported shareholder class action, initially captioned Neal v. Polycom Inc., et al., Case No. 3:13-cv-03476-SC, and presently captioned Nathanson v. Polycom, Inc., et al., Case No. 3:13-cv-03476-SC, was filed in the United States District Court for the Northern District of California against the Company and certain of its current and former officers and directors. On December 13, 2013, the Court appointed a lead plaintiff and approved lead and liaison counsel. On February 24, 2014, the lead plaintiff filed a first amended complaint. The amended complaint alleged that, between January 20, 2011 and July 23, 2013, the Company issued materially false and misleading statements or failed to disclose information regarding the Company’s business, operational and compliance policies, including with respect to its former Chief Executive Officer’s expense submissions and the Company’s internal controls. The lawsuit further alleged that the Company’s financial statements were materially false and misleading. The amended complaint alleged violations of the federal securities laws and sought unspecified compensatory damages and other relief. On April 3, 2015, the Court dismissed all claims against Polycom and granted plaintiffs leave to amend. The lead plaintiff filed a second complaint on May 4, 2015. Polycom and the individual defendants moved to dismiss the second amended complaint on June 26, 2015. On January 8, 2016, the parties executed a settlement agreement. The proposed settlement is subject to, and contingent upon, the Court’s review and approval. The lead plaintiff moved for preliminary approval of the settlement. That motion is pending. If the settlement is approved, the settlement payment will be made by Polycom’s insurance carrier.

Derivative Lawsuits. On August 21, 2013 and October 16, 2013, two purported shareholder derivative suits, captioned Saraceni v. Miller, et al., Case No. 5:13-cv-03880, and Donnelly v. Miller, et al., Case No. 5:13-cv-04810, respectively, were filed in the United States District Court for the Northern District of California against certain of the Company’s current and former officers and directors. On October 31, 2013, these two federal derivative actions were consolidated into In re Polycom, Inc. Derivative Litigation, Lead Case No. 3:13-cv-03880. On January 13, 2015, the Court dismissed the operative complaint and granted plaintiffs leave to amend. On April 3, 2015, the Court approved a stipulation dismissing the action with prejudice and entering judgment in favor of defendants.

On November 22, 2013 and December 13, 2013, two purported shareholder derivative suits, captioned Ware v. Miller, et al., Case No. 1-13-cv-256608, and Clem v. Miller, et al., Case No. 1-13-cv-257664, respectively, were filed in the Superior Court of California, County of Santa Clara, against certain of the Company’s current and former officers and directors. On January 31, 2014, these two California state derivative actions were consolidated into In re Polycom, Inc. Derivative Shareholder Litigation, Lead Case No. 1-13-cv-256608. The Court has stayed the California state derivative litigation pending resolution of both the federal derivative lawsuit and the federal securities class action.

The California state consolidated derivative lawsuit purports to assert claims on behalf of the Company, which is named as a nominal defendant in the actions. The original California state complaints allege claims for breach of fiduciary duty, unjust enrichment, and corporate waste, and allege certain defendants failed to maintain adequate internal controls and issued, or authorized the issuance of, materially false and misleading statements, including with respect to the Company’s former Chief Executive Officer’s expense submissions and the Company’s internal controls. The complaints further allege that certain defendants approved an unjustified separation agreement and caused the Company to repurchase its own stock at artificially inflated prices. The complaints seek unspecified compensatory damages, corporate governance reforms, and other relief. At this time, the Company is unable to estimate any range of reasonably possible loss relating to the derivative actions.

As permitted or required under Delaware law and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that mitigates the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is not material.

As is customary in the Company’s industry, as provided for in local law in the U.S. and other jurisdictions, the Company’s standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of its products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of its products and services. In addition, from time to time the Company also provides protection to customers against claims related to undiscovered liabilities, additional product liabilities or environmental obligations.

Standby Letters of Credit

The Company has standby letters of credit totaling approximately $1.5 million at December 31, 2015.

Leases

The Company leases certain office facilities and equipment under noncancelable operating leases expiring between 2016 and 2023. As of December 31, 2015, the following future minimum lease payments are due under the current lease obligations (in thousands). In addition to these minimum lease payments, the Company is contractually obligated under the majority of its operating leases to pay certain operating expenses during the term of the lease such as maintenance, taxes and insurance.

	Gross		Net
	Minimum		Minimum
	Lease	Sublease	Lease
Year Ending December 31,	Payments	Receipts	Payments
2016	$26,369	$(2,499)	$23,870
2017	23,331	(2,932)	20,399
2018	18,378	(2,802)	15,576
2019	16,737	(2,271)	14,466
2020	13,987	(1,050)	12,937
Thereafter	18,643	(89)	18,554
Total	$117,445	$(11,643)	$105,802

Rent expense, including the effect of any future rent escalations or rent holiday periods, is recognized on a straight-line basis over the term of the lease, which is deemed to commence upon the Company gaining access and control of the facility. Rent expense for the year ended December 31, 2015 was $23.5 million.

13. Foreign Currency Derivatives

The Company maintains a foreign currency risk management program that is designed to reduce the volatility of the Company’s economic value from the effects of unanticipated currency fluctuations. International operations generate both revenues and costs denominated in foreign currencies. The Company’s policy is to hedge significant foreign currency revenues and costs to improve margin visibility and reduce earnings volatility associated with unexpected changes in currency. The Company also hedges its net foreign currency monetary assets and liabilities, primarily resulting from foreign currency denominated receivables and payables with foreign exchange forward contracts to reduce the risk that the Company’s earnings and cash flows will be adversely affected by changes in foreign currency exchange rates.

Non-Designated Hedges

The Company executes non-designated foreign exchange forward contracts of foreign currency denominated receivables and payables, primarily denominated in Euros, British Pounds, Israeli Shekels, Brazilian Reals, Chinese Yuan, and Mexican Pesos. These derivative instruments do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these derivatives are intended to offset remeasurement gains and losses on the hedged assets and liabilities.

The following table summarizes the Company’s notional position by currency, and approximate U.S. dollar equivalent, at December 31, 2015 of the outstanding non-designated hedges (foreign currency and dollar amounts in thousands):

	Original Maturities of 360 Days or Less			Original Maturities of Greater than 360 Days
	Foreign Currency	USD Equivalent	Positions	Foreign Currency	USD Equivalent	Positions
Brazilian Real	18,557	$4,752	Buy	—	$—	—
Brazilian Real	36,378	$9,141	Sell	—	$—	—
Chinese Yuan	—	$—	—	85,718	$13,364	Buy
Chinese Yuan	81,970	$12,703	Sell	—	$—	—
Euro	27,878	$30,365	Buy	17,876	$21,249	Buy
Euro	31,275	$33,998	Sell	62,745	$74,084	Sell
British Pound	5,800	$8,587	Buy	20,420	$31,326	Buy
British Pound	5,555	$8,214	Sell	24,937	$38,446	Sell
Israeli Shekel	10,530	$2,728	Buy	66,322	$17,012	Buy
Israeli Shekel	57,984	$14,961	Sell	—	$—	—
Mexican Peso	18,178	$1,051	Buy	—	$—	—
Mexican Peso	36,063	$2,127	Sell	—	$—	—

The following table shows the effect of the Company’s non-designated hedges in the Consolidated Statement of Operations (in thousands):

Derivatives Not Designated as Hedging Instruments	Location of Gain Recognized in Income on Derivative	Amount of Gain Recognized in Income on Derivative
	Year Ended December 31, 2015
Foreign exchange contracts	Interest and other income (expense), net	$5,440

Cash Flow Hedges

The Company designates forward contracts as cash flow hedges of foreign currency revenues and expenses, primarily the Chinese Yuan, Euro, British Pound and Israeli Shekel. All foreign exchange contracts are carried at fair value on the Consolidated Balance Sheets and the maximum duration of foreign exchange forward contracts do not exceed 13 months.

The following tables show the effect of the Company’s derivative instruments designated as cash flow hedges in the Consolidated Statement of Operations for the period presented (in thousands):

	Gain or (Loss) Recognized in OCI-Effective Portion	Location of Gain or (Loss) Reclassified from OCI into Income-Effective Portion	Gain or (Loss) Reclassified from OCI into Income Effective Portion	Location of Gain or (Loss) Recognized-Ineffective Portion and Amount Excluded from Effectiveness Testing	Gain or (Loss) Recognized Ineffective Portion and Amount Excluded from Effectiveness Testing (a)
	Year Ended December 31, 2015
Foreign exchange contracts	$4,954	Product revenues	$14,028	Interest and other income (expense), net	$468
		Cost of revenues	(1,597)
		Sales and marketing	(3,864)
		Research and development	(800)
		General and administrative	(1,388)
	$4,954		$6,379		$468

(a)	For the year ended December 31, 2015, there were no gains or losses for the ineffective portion.

As of December 31, 2015, the Company estimated that all values reported in “Accumulated other comprehensive (loss) income” in the Consolidated Statement of Stockholders’ Equity will be reclassified to income within the next twelve months.

In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, the related hedge gains and losses on the cash flow hedge would be immediately reclassified to “Interest and other income (expense), net” on the Consolidated Statement of Operations. There were no ineffective portions of gains or losses from cash flow hedges in the year ended December 31, 2015.

The following table summarizes the Company’s notional position by currency, and approximate U.S. dollar equivalent, at December 31, 2015 of the outstanding cash flow hedges, all of which are carried at fair value on the Consolidated Balance Sheet (in thousands):

	Original Maturities of 360 Days or Less			Original Maturities of Greater than 360 Days
	Foreign Currency	USD Equivalent	Positions	Foreign Currency	USD Equivalent	Positions
Chinese Yuan	—	—	—	122,082	$18,725	Buy
Euro	—	—	—	26,824	$29,932	Buy
Euro	—	—	—	73,655	$82,077	Sell
British Pound	—	—	—	24,379	$37,070	Buy
British Pound	—	—	—	34,363	$51,741	Sell
Israeli Shekel	24,900	$6,467	Buy	9,678	$2,465	Buy

The estimates of fair value are based on applicable and commonly quoted prices and prevailing financial market information as of December 31, 2015. See Note 10 for additional information on the fair value measurements for all financial assets and liabilities, including derivative assets and derivative liabilities that are measured at fair value in the consolidated financial statements on a recurring basis. The following table sets forth the Company’s derivative instruments measured at gross fair value as reflected in the Consolidated Balance Sheet (in thousands):

	December 31, 2015
	Fair Value of Derivatives Designated as Hedge Instruments	Fair Value of Derivatives Not Designated as Hedge Instruments
Derivative assets (a):
Foreign exchange contracts	$2,283	$8,113
Derivative liabilities (b):
Foreign exchange contracts	$2,269	$3,762

(a)	All derivative assets are recorded as ”Prepaid expenses and other current assets” in the Consolidated Balance Sheets.
(b)	All derivative liabilities are recorded as ”Other accrued liabilities” in the Consolidated Balance Sheets.

Offsetting Derivative Assets and Liabilities

The Company has entered into master netting arrangements with each of its derivative counterparties. These arrangements afford the right to net derivative assets against liabilities with the same counterparty. Under certain default provisions, the Company has the right to set off any other amounts payable to the payee whether or not arising under this agreement. As a result of the netting provisions, the Company’s maximum amount of loss under derivative transactions due to credit risk is limited to the net amounts due from the counterparties under the derivative contracts. Although netting is permitted, it is currently the Company’s policy and practice to record all derivative assets and liabilities on a gross basis in the Consolidated Balance Sheets.

The following table sets forth the offsetting of derivative assets (in thousands):

				Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
As of December 31, 2015:
Foreign exchange contracts	$10,396	$—	$10,396	$(5,413)	$—	$4,983

The following table sets forth the offsetting of derivative liabilities (in thousands):

				Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
As of December 31, 2015:
Foreign exchange contracts	$6,031	$—	$6,031	$(5,413)	$—	$618

14. Stockholders’ Equity

Share Repurchase Programs

From time to time, the Company’s Board of Directors has approved plans under which the Company may at its discretion purchase shares of its common stock in the open market or through privately negotiated transactions. In July 2014, the Company’s Board of Directors approved a share repurchase plan (“the 2014 repurchase plan”) under which the Company may at its discretion purchase shares in the open market with an aggregate value of up to $200 million. The Company expects to fund the share repurchases through cash on hand and future cash flow from operations. In 2015, the Company purchased 7.0 million of common stock for cash of $90.0 million from the open market.

The repurchased shares of common stock have been retired and reclassified as authorized and unissued shares. As of December 31, 2015, the Company had a remaining authorization of purchase up to an additional $60.1 million worth of shares in the open market under the 2014 repurchase plan.

Accumulated Other Comprehensive (Loss) Income

The following table summarizes the changes in accumulated other comprehensive income, net of tax, by component (in thousands). The tax effects were not shown separately, as the impacts were not material.

	Unrealized Gains and Losses on Cash Flow Hedges	Unrealized Gains and Losses on Available-for- Sale Securities	Foreign Currency Translation	Total
Balance as of December 31, 2014	$1,366	$(52)	$2,797	$4,111
Other comprehensive income (loss) before reclassifications	4,954	(159)	(3,744)	1,051
Amounts reclassified from accumulated other comprehensive income (a)	(6,379)	14	—	(6,365)
Net current-period other comprehensive loss	(1,425)	(145)	(3,744)	(5,314)
Balance as of December 31, 2015	$(59)	$(197)	$(947)	$(1,203)

(a)
See Note 13 for details of gains and losses, net of taxes, reclassified out of accumulated other comprehensive (loss) income into net income related to cash flow hedges and each line item of net income affected by the reclassification. Gains and losses related to available-for-sale securities were reclassified into “Interest and other income (expense), net” in the Consolidated Statement of Operations, net of taxes.

15. Stock-Based Employee Benefit Plans

Equity Incentive Plans

Polycom’s equity incentive plans provide for, among other award types, stock options, restricted stock units, and performance shares to be granted to employees and non-employee directors. On May 26, 2011, stockholders approved the 2011 Equity Incentive Plan (“2011 Plan”) and reserved for issuance under the 2011 Plan of 19,800,000 shares, terminating any remaining shares available for grant under the 2004 Equity Incentive Plan (“2004 Plan”) as of such date. On June 5, 2013, shareholders approved the addition of 10,500,000 shares to the available shares for issuance under the 2011 Plan. Shareholders also approved an additional 5,600,000 shares to the available shares for issuance under the 2011 Plan on May 27, 2015. Finally, to the extent any shares, not to exceed 13,636,548 shares, would have been returned to our 2004 Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under our 1996 Stock Incentive Plan or the 2004 Plan, those shares instead have been added to the reserve of shares available under the 2011 Plan.

Activity under the above plans for the year ended December 31, 2015 was as follows:

Shares Available for Grant (1)
Balances, December 31, 2014	13,439,432
Additional shares available for grant (2)	5,600,000
Performance shares granted (3)	(1,709,336)
Performance shares forfeited	352,930
Restricted stock units granted	(5,050,548)
Restricted stock units forfeited	1,291,177
Options granted	—
Options forfeited	10,193
Options expired	8,480
Balances, December 31, 2015	13,942,328

(1)	For purpose of above table, shares are counted on a fungible basis (i.e., at a higher multiplier than one-for-one) for full value award activity.
(2)	Approved by stockholders on May 27, 2015.
(3)	Includes 131,212 additional shares (202,066 shares applying the applicable fungible ratio) resulting from above target performance.

 Stock Options

Under the terms of the 2004 Plan and the 2011 Plan, options may not be granted at prices lower than fair market value at the date of grant. Options granted expire seven years from the date of grant and are only exercisable upon vesting. The Company settles employee stock option exercises with newly issued common shares. There were no stock options granted in 2015.

Activity under the stock option plans for the year ended December 31, 2015 was as follows:

	Outstanding Options
	Number of Shares	Weighted Avg Exercise Price	Weighted Avg Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Balances, December 31, 2014	240,493	$11.62
Options granted	—	$—
Options exercised	(53,219)	$11.65
Options forfeited	(10,193)	$11.61
Options expired	(8,480)	$11.74
Balances, December 31, 2015	168,601	$11.61	3.41	$165,685

All stock options granted were fully vested and exercisable as of December 31, 2015. The total pre-tax intrinsic value of options exercised during the year ended December 31, 2015 was $0.1 million.

The options outstanding and currently exercisable by exercise price at December 31, 2015 are as follows:

	Stock Options Outstanding and Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price
$0.75	42	4.06	$0.75
$11.61	168,559	3.41	$11.61
	168,601	3.41	$11.61

As of December 31, 2015, all 168,601 outstanding options were exercisable at a weighted average exercise price of $11.61. As of December 31, 2015 all compensation cost related to stock options has been recognized.

Performance Shares and Restricted Stock Units

The Compensation Committee of the Board of Directors may also grant performance shares and restricted stock units (“RSUs”) under the 2011 Plan to officers, non-employee directors, and certain other employees as a component of the Company’s broad-based equity compensation program. Performance shares represent a commitment by the Company to deliver shares of Polycom common stock at a future point in time, subject to the fulfillment by the Company of pre-defined performance criteria. Such awards will be earned only if performance targets over the performance periods established by or under the direction of the Compensation Committee are met. The number of performance shares subject to vesting is determined at the end of a given performance period. Generally, if the performance criteria is achieved, performance shares will vest over a period of one to three years from the anniversary of the grant date. RSUs are time-based awards that generally vest over a period of one to three years from the date of grant.

The Company granted performance shares to certain employees and executives, which contain a market condition based on Total Shareholder Return (“TSR”) and which measure the Company’s relative performance against the NASDAQ Composite Index. Such performance shares will be delivered in common stock at the end of the vesting period based on the Company’s actual performance compared to the target performance criteria and may equal from zero percent (0%) to one hundred fifty percent (150%) of the target award. The fair value of a performance share with a market condition is estimated on the date of award, using a Monte Carlo simulation model to estimate the total return ranking of the Company’s stock among the NASDAQ Composite Index companies over each performance period.

The Company also granted RSUs. The fair value of RSUs is based on the closing market price of the Company’s common stock on the date of award. The awards will be delivered in common stock at the end of each vesting period. Stock-based compensation expense for the RSUs is recognized using the graded vesting method.

In addition, the Company granted RSUs to non-employee directors. The awards vest quarterly over approximately one year from the date of grant. The fair value of these awards is based on the closing market price of the Company’s common stock on the date of grant. Stock-based compensation expense for these awards is amortized over six months from the date of grant due to voluntary termination provisions contained in the underlying agreements.

The following table summarizes the changes in unvested performance shares, RSUs and non-employee director RSUs for 2015:

	Number of Shares (1)	Weighted Average Grant Date Fair Value
Unvested shares at December 31, 2014	6,825,691	$12.26
Performance shares granted (2)	1,109,959	$14.07
Restricted stock units granted (3)	3,279,577	$13.49
Performance shares vested and issued	(782,210)	$13.81
Restricted stock units vested and issued	(2,670,181)	$12.47
Performance shares forfeited	(217,108)	$12.54
Restricted stock units forfeited	(803,545)	$12.34
Unvested shares at December 31, 2015	6,742,183	$12.88

(1)	For the purposes of this table, shares are counted on a one-for-one basis, not on a fungible share counting basis.
(2)	Includes 131,212 additional shares resulting from above target performance.
(3)	Includes 135,000 restricted stock united granted to non-employee directors.

As of December 31, 2015, there was approximately $33.4 million, of total unrecognized compensation cost related to unvested awards, which is expected to be recognized over a weighted-average period of one year. The total fair value of shares vested in 2015 was $44.1 million.

Employee Stock Purchase Plan

Under the current Employee Stock Purchase Plan (“ESPP”), the Company can grant stock purchase rights to all eligible employees during a two-year offering period with purchase dates at the end of each six-month purchase period (each January and July). Participants lock in a purchase price per share at the beginning of the offering period upon plan enrollment. If the stock price on any subsequent offering period enrollment date is less than the lock-in price, the ESPP has a reset feature that automatically withdraws and re-enrolls participants into a new two-year offering period. Further, the ESPP permits participants to increase or decrease contribution elections at the end of a purchase period for future purchase periods within the same offering period. Shares are purchased through employees’ payroll deductions, currently up to a maximum of 15% of employees’ compensation, at purchase prices equal to 85% of the lesser of the fair market value of the Company’s common stock at either the date of the employee’s entrance to the offering period or the purchase date. No participant may purchase more than $25,000 worth of common stock in any one calendar year period, or 10,000 shares of common stock on any one purchase date. As of December 31, 2015, there were 9,164,481 shares available to be issued under the ESPP. A total of 2,150,586 shares were purchased in 2015 at an average per share price of $9.89.

During the three months ended September 30, 2015, the Company modified the terms of certain existing awards under its ESPP as a result of the reset feature of the ESPP plan, and incurred a cumulative $7.1 million of incremental expense to be recognized over the vesting term. Approximately $2.3 million of the incremental expense was recognized in 2015.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense recorded and its allocation within the Consolidated Statement of Operations (in thousands):

Year Ended December 31,
2015
Cost of product revenues	$2,917
Cost of service revenues	4,711
Stock-based compensation expense included in cost of revenues	7,628

Sales and marketing	13,187
Research and development	9,307
General and administrative	15,017
Stock-based compensation expense included in operating expenses	37,511
Stock-based compensation expense related to employee equity awards and employee stock purchases	45,139
Tax benefit	8,171
Stock-based compensation expense related to employee equity awards and employee stock purchases, net of tax	$36,968

Stock-based compensation expense is not allocated to segments because it is centrally managed at the corporate level.

The estimated fair value per share of employee stock purchase rights granted pursuant to ESPP in 2015 ranged from $2.56 to $4.27 and was estimated on the date of grant using the Black-Scholes option valuation model based on the following assumptions:

2015
Expected volatility	28.08-30.73%
Risk-free interest rate	0.07-0.68%
Expected dividends	0.0%
Expected life (years)	0.49-2.0

The fair value of employee stock purchase rights is recognized as expense using the graded vesting method.

The Company computed its expected volatility assumption based on blended volatility (50% historical volatility and 50% implied volatility). The selection of the blended volatility assumption was based upon the Company’s assessment that blended volatility is more representative of the Company’s future stock price trends as it weighs in the longer term historical volatility with the near term future implied volatility.

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of the Company’s employee stock purchase rights.

The dividend yield assumption is based on the Company’s history of not paying dividends and no future expectations of dividend payouts.

The expected life of employee stock purchase rights represents the contractual terms of the underlying program.

16. Employee Benefit Plan

The Company has a defined contribution benefit plan under Section 401(k) of the Internal Revenue Code (the “Polycom 401(k) Plan”), which covers substantially all U.S. employees. Eligible employees may elect to contribute pre-tax amounts to the Polycom 401(k) Plan, through payroll deductions, subject to certain limitations. The Company does not offer its own stock as an investment option in the Polycom 401(k) Plan. The Company matches in cash 50% of the first 6% of compensation employees contribute to the Polycom 401(k) Plan, up to a certain maximum per participating employee per year. All matching contributions are 100% vested after one year of employment.

The Company’s contributions to the Polycom 401(k) Plan totaled approximately $2.7 million in 2015.

17. Income Taxes

Income tax expense consists of the following (in thousands):

Year Ended December 31,
2015
Income tax expense
Current
Federal	$4,486
State	360
Foreign	8,176
$13,022
Deferred
Federal	$202
State	43
Foreign	2,677
$2,922
Total income tax expense	$15,944

Income before income taxes is categorized geographically as follows (in thousands):

Year Ended December 31,
2015
United States	$15,998
Foreign	69,921
Total income before income taxes	$85,919

The Company’s tax provision differs from the provision computed using statutory tax rates as follows (in thousands):

Year Ended December 31,
2015
Federal tax at statutory rate	$30,071
State taxes, net of federal benefit	1,129
Non-deductible share-based compensation expense	1,138
Foreign income at tax rates different than U.S. rates	(17,715)
Changes in reserves for uncertain tax positions	(751)
Research and development tax credit	(1,612)
Non-deductible executive compensation expense	725
Subpart F income	1,018
Non-deductible acquisition and divestiture costs	146
Sale of intellectual property	947
Foreign tax credit	(625)
Other	1,473
Tax provision	$15,944

The tax effects of temporary differences that give rise to the deferred tax assets (liabilities) are presented below (in thousands):

December 31,
2015
Property and equipment, net, principally due to difference in depreciation	$9,154
Acquired intangibles	4,942
Inventory	5,824
Restructuring reserves	7,222
Deferred revenue	11,852
Other reserves	21,791
Share-based compensation	10,616
Net operating loss and capital loss carryforwards	6,512
Tax credit carryforwards	25,512
Deferred tax asset	103,425
Capitalized research and development costs	(560)
Acquired intangibles	(1,759)
Deferred tax asset before valuation allowance	$101,106
Valuation allowance	(11,375)
Deferred tax asset, net of valuation allowance	$89,731

As of December 31, 2015, the Company had approximately $6.3 million in tax effected net operating loss carryforwards, $0.3 million in tax effected capital loss carryforwards and $25.5 million in tax effected credit carryforwards. The net operating loss carryforwards and credits include $1.4 million and $0.1 million, respectively, related to acquisitions and, as a result, are limited in the amount that can be recognized in any one year. The capital and net operating loss carryforward assets begin to expire in 2019 and tax credit carryforwards begin to expire in 2016. Included in the net deferred tax asset balance is an $11.4 million valuation allowance, $3.0 million of which relates to research credits in a jurisdiction with a history of credits in excess of taxable profits, and $8.4 million of which includes net operating losses of $4.4 million and other deferred tax assets of $4.0 million for a foreign subsidiary that has a history of losses.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently invested outside of the U.S. At December 31, 2015, the cumulative amount of earnings upon which U.S. income tax has not been provided is approximately $403.8 million. It is not practicable to determine the income tax liability that might be incurred if these earnings were to be repatriated to the U.S.

Excess tax benefits associated with stock option exercises are credited to stockholders’ equity. The reduction of income taxes payable resulting from the exercise of employee stock options and other employee stock programs that was credited to stockholders’ equity was approximately $2.7 million for the year ended December 31, 2015.

As a result of certain employment and capital investment actions, the Company’s income in certain foreign countries is subject to reduced tax rates. A portion of these tax incentives expired in 2015, and the majority of the remaining tax incentives will expire in 2016, however, the Company intends to reapply for the incentives. The income tax benefit attributable to tax incentives was estimated to be $3.9 million ($0.03 per share) in 2015, of which $2.7 million was based on tax incentives that are set to expire at the end of fiscal 2016.

On July 27, 2015, the United States Tax Court (the "Court") issued a taxpayer-favorable opinion with respect to Altera Corporation ("Altera")’s litigation with the Internal Revenue Service (“IRS”). The litigation relates to the treatment of share-based compensation expense in an inter-company cost-sharing arrangement with the taxpayer’s foreign subsidiary for fiscal years 2004 through 2007. In its opinion, the Court accepted Altera’s position of excluding share-based compensation in its cost sharing arrangement and concluded that the related IRS Regulations were invalid. The Tax Court opinion will not be complete until the tax computation is finalized and entered into the Tax Court record. The Tax Court granted the IRS an additional extension of time to submit their tax computation by November 12, 2015. Upon the finalization of the tax computation, the Tax Court opinion became final, and the IRS has a 90 day period to appeal. If the IRS appeals, it could take two to three years for the litigation to be resolved. The Company is currently unable to predict if the IRS will appeal the opinion and the outcome of any such appeal.  As such, no adjustment to the consolidated financial statement is recorded at this time. The Company is monitoring this case for any material impact to the Consolidated Financial Statements and its potential favorable implications to the Company’s cost-sharing arrangement.

In 2015, the Company recorded reserve reductions of $1.9 million, all of which were due to the expiration of statutes of limitation in both the U.S and foreign jurisdictions.

The aggregate changes in the balance of the Company’s gross unrecognized tax benefits were as follows for the period indicated (in thousands):

December 31,
2015
Beginning balance	$21,642
Additions based on tax positions taken during the current period	441
Reductions related to a lapse of applicable statue of limitations	(1,956)
Ending balance	$20,127

The unrecognized tax benefits would affect income tax expense if recognized. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2015, the Company had approximately $1.9 million of accrued interest and penalties related to uncertain tax positions.

By the end of 2016, uncertain tax positions may be reduced as a result of a lapse of the applicable statutes of limitations or the resolutions of ongoing audits in various jurisdictions. The Company anticipates that the reduction in 2016 will approximate $1.3 million and the reserve releases would be recorded as adjustments to tax expense in the period released.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2012. Foreign income tax matters for most foreign jurisdictions have been concluded for years through 2009, except India which is concluded through March 2007, and Brazil, China, Israel, and Singapore which have been concluded for years through 2010 and France which has been concluded for years through 2011.

18. Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per-share amounts):

Year Ended December 31,
2015
Numerator
Net income	$69,975
Denominator
Weighted average shares outstanding, basic	133,581
Effect of dilutive potential common shares	3,813
Weighted average shares outstanding, diluted	137,394

Basic net income per share
Net income per share	$0.52
Diluted net income per share
Net income per share	$0.51

Antidilutive employee stock-based awards, excluded	449

Diluted shares outstanding include the dilutive effect of in-the-money employee equity share options, unvested performance shares, restricted stock units, and stock purchase rights under the ESPP. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Potentially dilutive shares are excluded from the computation of diluted net income per share when their effect is antidilutive.

19. Business Segment Information

The Company conducts its business globally and is managed geographically in three segments: (1) Americas, which consists of North America and CALA reporting units; (2) EMEA; and (3) APAC. The segments are determined in accordance with how management views and evaluates the Company’s business and allocates its resources, and are based on the criteria as outlined in the authoritative guidance.

Segment Revenue and Profit

Segment revenues consist of product and service revenues. Product revenues are attributed to a segment based on the ordering location of the customer. For internal reporting purposes and determination of segment contribution margins, geographic segment product revenues may differ slightly from actual geographic revenues due to internal revenue allocations between the Company’s segments. Service revenues are generally attributed to a segment based on the end-user’s location where services are performed. A significant portion of each segment’s expenses arises from shared services and infrastructure that Polycom has historically allocated to the segments in order to realize economies of scale and to use resources efficiently.

Segment contribution margin includes all geographic segment revenues less the related cost of sales and direct revenues and marketing expenses. Cost of revenues consists of the standard cost of revenues and does not include items such as warranty expense, royalties, and the allocation of overhead expenses, including facilities and IT costs, as well as stock-based compensation costs and amortization of purchased intangible assets. Management allocates some infrastructure costs, such as facilities and IT costs, in determining segment contribution margins. Contribution margin is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses are not allocated to segments because they are separately managed at the corporate level. These unallocated costs include corporate manufacturing costs, sales and marketing costs other than direct sales and marketing expenses, research and development expenses, general and administrative costs, such as legal and accounting, stock-based compensation costs, transaction-related costs, amortization of purchased intangibles, restructuring costs and interest and other income (expense), net.

Segment Data

The results of the reportable segments are derived directly from Polycom’s management reporting system. Management measures the performance of each segment based on several metrics, including contribution margin as defined above. Asset data, with the exception of gross accounts receivable, is not reviewed by management at the segment level.

Financial information for each reportable geographical segment as of and for the fiscal year ended December 31, 2015, based on the Company’s internal management system and as utilized by the Company’s Chief Operating Decision Maker (“CODM”), its Chief Executive Officer, is as follows (in thousands):

	Americas	EMEA	APAC	Total
2015:
Revenue	$617,211	$336,894	$313,120	$1,267,225
% of total revenue	49%	26%	25%	100%
Contribution margin	$236,482	$141,744	$147,512	$525,738
% of segment revenue	38%	42%	47%	41%

At December 31, 2015:
Gross accounts receivable	$97,742	$78,726	$66,443	$242,911
% of total gross accounts receivable	40%	33%	27%	100%

*
The United States and China, individually, accounted for more than 10% of the Company’s revenues in 2015. Net revenues in the United States were $528.0 million for the year ended December 31, 2015. Net revenues in China were $143.4 million for the year ended December 31, 2015. During 2015, one customer, ScanSource, accounted for 20% of the Company’s revenues. At December 31, 2015, ScanSource accounted for 20% of total gross accounts receivable.

 The following tables set forth the reconciliation of segment information to Polycom consolidated totals (in thousands):

Year Ended December 31,
2015
Segment contribution margin	$525,738
Corporate and unallocated costs	(370,368)
Stock-based compensation	(45,139)
Effect of stock-based compensation cost on warranty expense	(336)
Amortization of purchased intangibles	(10,451)
Restructuring costs	(11,096)
Transaction-related costs	(574)
Interest and other income (expense), net	(1,855)
Income before provision for income taxes	$85,919

The following table sets forth the Company’s revenues by groups of similar products and services as follows (in thousands):

Year Ended December 31,
2015
Revenues:
UC group systems	$772,744
UC personal devices	267,249
UC platform	227,232
Total	$1,267,225

The Company’s fixed assets, net of accumulated depreciation, are located in the following geographical areas (in thousands):

December 31,
2015
United States	$77,082
EMEA	10,149
APAC	13,486
Other	1,136
Total	$101,853

 No single country outside of the United States has more than 10% of total net fixed assets as of December 31, 2015.